SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                                 PXRE Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G73018106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 15, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 James G. Dinan
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  992,785 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                992,785 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 992,785 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 8.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Investment Limited
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Commonwealth of the Bahamas
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  486,900 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                486,900 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 486,900 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 4.3%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Capital Management L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  181,800 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                181,800 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 181,800 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  56,000 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                56,000 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 56,000 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select Unit Trust
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  44,000 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                44,000 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 44,000 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.4%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. G73018106
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Offshore Investors Unit Trust
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  168,300 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                168,300 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 168,300 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).     NAME OF ISSUER:
               --------------

               PXRE Group Ltd.


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               99 Front Street
               Suite #231
               Hamilton, HM12
               Bermuda


ITEM 2.(A),    NAME OF PERSON FILING; ADDRESS
(B) AND (C)    OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
               -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in both Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company and York Offshore Holdings, L.L.C. ("York Offshore LLC"), a New York limited liability company. Dinan is also a Director and holder of a controlling interest in York Offshore Holdings, Limited ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas. Dinan is a citizen of the United States.

    (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

   (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

    (iv)  York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

    (vi) York Offshore Investors Unit Trust ("York Offshore"), a trust organized under the laws of the Cayman Islands.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
     Trust.

     York Offshore LLC is the investment manager of York Offshore.

     Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of Dinan, York Capital and York Select is:

                         350 Park Avenue
                         4th Floor
                         New York, New York 10022


     The address of York Investment for purposes of this filing is:

                         York Investment Limited
                         c/o York Capital Management
                         350 Park Avenue
                         4th Floor
                         New York, New York 10022


     The address of York Select Trust for purposes of this filing is:

                         York Select Unit Trust
                         c/o York Capital Management
                         350 Park Avenue
                         4th Floor
                         New York, New York 10022


     The address of York Offshore for purposes of this filing is:

                         York Offshore Investors Unit Trust
                         c/o York Capital Management
                         350 Park Avenue
                         4th Floor
                         New York, New York 10022

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Shares


ITEM 2(E).     CUSIP NUMBER:
               ------------

               G73018106

ITEM 4.(A),
(B) AND (C)    OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i)  Dinan

          (a)  Amount beneficially owned: 992,785 shares.
                                          --------------

          (b)  Percent of class: 8.7%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 992,785 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 992,785 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (ii)  York Investment

          (a)  Amount beneficially owned: 486,900 shares.
                                          --------------

          (b)  Percent of class: 4.3%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 486,900 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 486,900 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

   (iii)  York Capital

          (a)  Amount beneficially owned: 181,800 shares.
                                          --------------

          (b)  Percent of class: 1.6%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 181,800 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 181,800 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (iv)  York Select

          (a)  Amount beneficially owned: 56,000 shares.
                                          -------------

          (b)  Percent of class: 0.5%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 56,000 shares.
                                                          -------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 56,000 shares.
                    -------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (v)  York Select Trust

          (a)  Amount beneficially owned: 44,000 shares.
                                          -------------

          (b)  Percent of class: 0.4%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 44,000 shares.
                                                          -------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 44,000 shares.
                    -------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (vi)  York Offshore

          (a)  Amount beneficially owned: 168,300 shares.
                                          --------------

          (b)  Percent of class: 1.5%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 168,300 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 168,300 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 11,394,873 Common Shares outstanding on November 12, 2001.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

         The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          /s/ James G. Dinan
                                          --------------------------------------
                                          James G. Dinan

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          YORK INVESTMENT LIMITED

                                          By: YORK OFFSHORE HOLDINGS LIMITED


                                          By: /s/ James G. Dinan
                                              ----------------------------------
                                              James G. Dinan
                                              Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          YORK CAPITAL MANAGEMENT, L.P.

                                          By: DINAN MANAGEMENT, L.L.C.


                                          By: /s/ James G. Dinan
                                              ----------------------------------
                                              James G. Dinan
                                              Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          YORK SELECT, L.P.

                                          By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                          By: /s/ James G. Dinan
                                              ----------------------------------
                                              James G. Dinan
                                              Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          YORK SELECT UNIT TRUST

                                          By: YORK SELECT OFFSHORE HOLDINGS LLC


                                          By: /s/ James G. Dinan
                                              ----------------------------------
                                              James G. Dinan
                                              Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 13, 2002


                                          YORK OFFSHORE INVESTORS UNIT TRUST

                                          By: YORK OFFSHORE HOLDINGS, L.L.C.


                                          By: /s/ James G. Dinan
                                              ----------------------------------
                                              James G. Dinan
                                              Senior Managing Member

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                                 PXRE GROUP LTD.
                      COMMON SHARES, NO PAR VALUE PER SHARE


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.


     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.


     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 13th day of March, 2002.


/s/ James G. Dinan                           YORK SELECT UNIT TRUST
----------------------------------
James G. Dinan                               By:  YORK SELECT OFFSHORE HOLDINGS,
                                                  LLC

YORK INVESTMENT LIMITED
                                             By: /s/ James G. Dinan
By: YORK OFFSHORE HOLDINGS LIMITED               ------------------------------
                                                 James G. Dinan
                                                 Senior Managing Member
By: /s/ James G. Dinan
    ------------------------------
    James G. Dinan                           YORK OFFSHORE INVESTORS UNIT TRUST
    Director
                                             By: YORK OFFSHORE HOLDINGS, L.L.C.

YORK CAPITAL MANAGEMENT, L.P.
                                             By: /s/ James G. Dinan
By: DINAN MANAGEMENT, L.L.C.                     ------------------------------
                                                 James G. Dinan
                                                 Senior Managing Member
By: /s/ James G. Dinan
    ------------------------------
    James G. Dinan
    Senior Managing Member


YORK SELECT, L.P.

By: YORK SELECT DOMESTIC HOLDINGS,
    LLC


By: /s/ James G. Dinan
    ------------------------------
    James G. Dinan
    Senior Managing Member